EXHIBIT (f)

FORM OF

DEFERRED COMPENSATION AGREEMENT

Agreement entered into this ____day of December, 2016, between Calvert Impact Fund, Inc., Calvert Management Series, Calvert Responsible Index Series, Inc., Calvert Social Investment Fund, Calvert World Values Fund, Inc., Calvert Variable Products, Inc., Calvert Variable Series, Inc., and The Calvert Fund,(hereinafter referred to as the “Funds”) and ________________________________          __

(Director or Trustee, hereinafter referred to as the “Trustee”).

WHEREAS, the Trustee will be rendering valuable services to the Funds as a member of the Board of Trustees, and the Funds are willing to accommodate the Trustee's desire to be compensated for such services on a deferred basis;

NOW, THEREFORE, the parties hereto agree as follows:

1.

With respect to services performed by the Trustee for the Funds on and after the first day of January 2017, the Trustee shall defer ___% of the amounts otherwise payable to the Trustee for serving as a Trustee. The deferred compensation shall be credited to a book reserve maintained by the Funds in the Trustee's name together with credited amounts in the nature of earnings ("Account(s)"). The account maintained for the Trustee shall be paid to the Trustee on a deferred basis in accordance with the terms of this Agreement.

2.

The Funds shall credit the Trustee's Account as of the day such amount would have been paid to the Trustee if this Agreement were not in effect. Such Accounts shall be valued at fair market value as of the last day of the calendar year and such other dates as are necessary for the proper administration of this Agreement, and each Trustee shall receive a written accounting of his/her account balance(s) following such valuation.

For purposes of crediting amounts in the nature of earnings, the Trustee may request that his/her deferred compensation be allocated for notional investment among the available Funds. The initial allocation request may be made at the time of enrollment. Once made, an investment allocation request shall remain in effect for all subsequent deferred compensation until changed by the Trustee. A Trustee may change his/her investment allocation by submitting a written request to the Administrator on such form as may be required by the Administrator or by telephoning the Administrator (or his/her delegate). Such changes shall become effective as soon as administratively feasible after the Administrator receives such request. Although the Funds intend to invest the deferred compensation according to the Trustee's requests, they reserve the right to invest the deferred compensation without regard to such requests. The Administrator is the Funds’ Treasurer.

3.

As of January 31 of the calendar year following the calendar year the Trustee dies, retires, resigns or otherwise ceases to be a member of the Board of Trustees, the Funds shall: (check one)

(    )

pay the Trustee (or his or her beneficiary) a lump sum amount equal to the balance in the Trustee's account on that date or

(    )

commence making annual payments to the Trustee (or his or her beneficiary) for a period of ____ (2 through 15) years.

If the second box is selected, such payments shall be made on January 31st of each year (starting with the year following the year in which Trustee services cease) in approximately equal annual installments as adjusted and computed by the Funds, with the final payment equaling the then remaining balance in the Trustee's account. If the balance in the Trustee's account as of the date of the first scheduled payment is less than $2,000, the Funds shall instead pay such amount in a lump sum as of that date. The Trustee may not select a period of time which will cause an annual payment to be less than $1,000. Notwithstanding the foregoing, in the event it becomes necessary to address any actual or perceived conflicts of interest, the Funds reserve the right at the sole discretion of the Board of Trustees and in accordance with Section 409A of the Internal Revenue code, as amended (the “Code”) to make an immediate lump sum payment to the Trustee in an amount equal to the balance in the Trustee's account at that time.

Notwithstanding the preceding paragraph, the Funds may at any time make a lump sum payment to the Trustee (or surviving beneficiary) equal to a part or all of the balance in the Trustee's account upon a showing of a financial emergency caused by circumstances beyond the control of the Trustee (or surviving beneficiary) which would result in serious financial hardship if such payments were not made. The determination of whether such emergency exists shall be made at the sole discretion of the Board of Trustees of the Funds in accordance with Section 409A of the Code. The amount of the payment shall be limited to the amount necessary to meet the financial emergency, and any remaining balance in the Trustee's account shall thereafter be paid at the time and in the manner otherwise set forth in this section.

Notwithstanding the preceding paragraphs, if a Fund (or a series of a Fund) is terminated or liquidated, the Funds may distribute all amounts attributable to such Fund (or series) in an immediate lump sum payment in accordance with Treas. Reg. section 1.409A-3(j)(4)(ix)(A).

4.

In the event that the Trustee dies before payments have commenced or been completed under section 3 hereof, the Funds shall make payment in accordance with section 3 to the Trustee's designated beneficiary, who shall be:

(please provide social security number for beneficiaries)

___________________________________________________

___________________________________________________

___________________________________________________

___________________________________________________

In the event that both the Trustee and the designated beneficiary have died before the commencement or completion of payments under section 3, an amount equal to the then remaining balance in the Trustee's account (or the portion thereof that would have been payable to the beneficiary) shall be paid in a lump sum. Such payment shall be made to the estate of the Trustee unless payments to the beneficiary have already commenced, in which case the lump sum payment shall be made to the estate of the beneficiary.

5.

The Agreement shall remain in effect with respect to the Trustee's compensation for services performed as a Trustee of the Funds in all future years unless terminated on a prospective basis in accordance with this section. Either the Trustee or the Funds may terminate this Agreement by written notice delivered or mailed to the other party no later than December 31st of the calendar year preceding the calendar year in which such termination is to take effect. In addition, the Trustee may alter the amount of deferral for any future calendar year if the Trustee and the Funds enter into an amendment on or before December 31st of the calendar year preceding the calendar year for which the amendment is to take effect. The amendment will be deemed to supersede the amount of deferral for all future years unless otherwise amended or terminated. Any termination or new amendment shall relate solely to compensation for services performed after the termination or amendment becomes effective and shall not alter the terms of the agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this agreement was in effect. Notwithstanding the foregoing, the Trustee may at any time amend the beneficiary designation hereunder by written notice to the Funds.

6.

Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Funds and the Trustee, any designated beneficiary or any other person. Any compensation deferred under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Funds. To the extent that any person acquires a right to receive payments from the Funds under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Funds.

7.

The right of the Trustee or any other person to receive payments under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

8.

If the Funds shall find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a parent, or a brother or sister, or to any person deemed by the Funds to have incurred expense for the person who is otherwise entitled to payment, in such manner and proportions as the Funds may determine. Any such payment shall serve to discharge the liability of the Funds under this Agreement to make payment to the person who is otherwise entitled to payment.

9.

Any written notice to the Funds referred to in this Agreement shall be made by mailing or delivering such notice to the Funds at 4550 Montgomery Avenue, Bethesda, MD 20814, to the attention of the Funds’ Treasurer. Any written notice to the Trustee referred to in this Agreement shall be made by delivery to the Trustee in person or by mailing such notice to the Trustee at his or her place of residence or business address.

10.

To the extent required by law, the Funds shall withhold federal or state income taxes from any payments hereunder and shall furnish the Trustee (or beneficiary) and the applicable governmental agency or agencies with such reports, statements or information as may be required in connection with such payments.

11.

This Agreement shall be binding upon and inure to the benefit of the Funds and their successors and assigns and the Trustee and his or her heirs, executors, administrators and legal representative.

12.

This Agreement shall be construed in accordance with and governed by the laws of Maryland and in accordance with Section 409A of the Code.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Calvert Impact Fund, Inc.

Calvert Management Series

Calvert Responsible Index Series, Inc.

Calvert Social Investment Fund

Calvert Variable Products, Inc.

Calvert Variable Series, Inc.

Calvert World Values Fund, Inc.

The Calvert Fund

By

(Signature of Trustee)

(Print Name of Trustee)

ACKNOWLEDGMENT:

By

(Signature of Officer)

(Title)

APPLICATION FOR CALVERT

TRUSTEE DEFERRED COMPENSATION PLAN

1.

Instructions

Please complete Sections 2 through 4 below. This application should be signed by the Trustee and returned to the Administrator.

2.

Trustee Information (PLEASE PRINT)

Name of Trustee:______________________________________________

Address of Funds:

4550 Montgomery Ave., 10th Floor

Bethesda, MD  20814

3.

Investment of Contributions

Contributions to the Calvert Trustee Deferred Compensation Plan shall be invested in the following Calvert Fund(s). These allocations may be modified by notifying Traci Goldt, at 301/951-4881:

CSIF Balanced Portfolio

%

CSIF Bond Portfolio

%

CSIF Equity Portfolio

%

Calvert Conservative Allocation Fund

%

Calvert Moderate Allocation Fund

%

Calvert Aggressive Allocation Fund

%

Calvert US Large Cap Core Responsible Index Fund

%

Calvert US Large Cap Growth Responsible Index Fund

%

Calvert US Large Cap Value Responsible Index Fund

%

Calvert U.S. Mid Cap Core Responsible Index Fund

%

Calvert Developed Markets Ex U.S. Responsible Index Fund

%

Calvert Income Fund

%

Calvert Short Duration Income Fund

%

Calvert Long-Term Income Fund

%

Calvert Ultra-Short Income Fund

%

Calvert High Yield Bond Fund

%

Calvert Unconstrained Bond Fund

%

Calvert International Equity Fund

%

Calvert Capital Accumulation Fund

%

Calvert International Opportunities Fund

%

Calvert Emerging Markets Equity Fund

%

Calvert Global Energy Solutions Fund

%

Calvert Global Water Fund

%

Calvert Small Cap Fund

%

Calvert Green Bond Fund

%

Total

%

4.

Pursuant to Section 3, I choose to have my annual payments be made for:

a. ____ lump sum or

b. ____ years (no less than 2 or greater than 15).

5.

Acceptance

Trustee Acceptance: I hereby agree to the terms and conditions of the Calvert Trustee Deferred Compensation Plan. I have read the prospectus(es) of the chosen Fund(s).

Name

Date

For office use only

Fund Number(s):

Account Number: